Black Hills Corporation

Long-Term Incentive Plan

Performance Unit Award Agreement

Performance Period - January 1, 2026 – December 31, 2028

You have been selected to be a Participant in the Black Hills Corporation Long-Term Incentive Plan (the “LTIP”). This LTIP award is granted under the performance units and performance shares provisions of the Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”). This Agreement and the Plan together govern your rights to the Award and set forth all of the conditions and limitations affecting such rights. All capitalized terms shall have the meanings ascribed to them in the Plan unless specifically set forth otherwise herein. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement.

Overview of Your Award

Participant: Name: _____________________

Target Number of

Performance Units:1 ___________________________

Performance Period: January 1, 2026 to December 31, 2028

Performance Measures: See Appendix A

Article 1. Performance Period

The Performance Period commences on January 1, 2026 and ends on December 31, 2028.

Article 2. Award of Performance Units

Subject to the terms and conditions of this Agreement, the Company grants to the Participant a Performance Unit Award consisting of the Target Number of Performance Units set forth above, with the actual number of Performance Units earned depending on the degree to which the Company satisfies the Performance Goals specified in Appendix A to this Agreement during the Performance Period. Each Performance Unit that vests in accordance with Article 3 represents the right to receive one Share. The Performance Units granted under this Agreement (the “Units”) will be credited to an account in the Participant’s name maintained by the Company. This account shall be unfunded and maintained for bookkeeping purposes only, with each Unit representing an unfunded and unsecured promise by the Company to issue to the Participant one Share in settlement of a vested Unit.

1 The Target Number of Performance Units will be determined by dividing the target Performance Unit value for the participant by the average closing share price for the 10 trading days preceding the grant date.

Article 3. Scheduled Vesting of Performance Units

For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date (defined below), on which Units vest as provided in this Article 3 or in Article 4 or 5. For these purposes, the “Scheduled Vesting Date” means the date the Leadership Development & Compensation Committee (“Committee”) certifies the degree to which the applicable Performance Goals for the Performance Period have been satisfied, provided that such certification shall occur no later than February 1 of the calendar year immediately following the calendar year during which the Performance Period ended. The Units will vest on the Scheduled Vesting Date (i) if the Participant has not experienced a Separation from Service on or before the Scheduled Vesting Date, and (ii) only to the extent that the Units have been earned as provided below.

Article 4. Termination Provisions

Except as provided in Article 5(b), if the Participant Retires, has a Separation of Service due to Disability, or dies during the Performance Period, then a portion of the Units subject to this Award will vest as of the Scheduled Vesting Date. That portion shall be equal to the number of Units as such Participant is entitled to under Article 3 for such Performance Period multiplied by a fraction, the numerator of which is the number of full months of participation during the Performance Period and the denominator is 36.

“Retirement” or “Retires” means a Separation from Service by a Participant on or after (i) attaining the age of 55 with at least 5 years of service, or (ii) attaining the age of 65.

Separation from Service during the Performance Period other than (i) due to Retirement, Disability, or death, or (ii) following a Change in Control shall require forfeiture of this entire award, with no payment to the Participant.

Article 5. Change in Control

(a)
The provisions of Article 17 of the Plan shall govern in the event of a Change in Control.

(b)
Notwithstanding anything in this Agreement to the contrary, in the event that the closing of the Agreement and Plan of Merger by and among the Company, NorthWestern Energy Group, Inc., and River Merger Sub Inc. dated August 18, 2025 (the “Merger”), occurs prior to the end of the Performance Period, then:

(i).
the Target Number of Performance Units (not adjusted pursuant to Article 6 of this Agreement) shall convert automatically into time-based restricted stock units; and

(ii).
the “Vesting Date” for the time-based restricted stock units will be determined as follows:

(x)
if the Participant Retires, has a Separation due to Disability, or dies during the Performance Period and on or prior to the closing of the Merger, then the Vesting Date is the date of the closing of the Merger and the Participant will vest in a portion of the time-based restricted stock units equal to the Target Number of Performance Units multiplied by a fraction, the numerator of which is the number of full months of participation during the Performance Period and the denominator is 36;
(y)
if the Participant Retires, has a Separation due to Disability, or dies during the Performance Period and after the closing of the Merger, then the Vesting Date is the date of such Retirement, Separation due to Disability, or death and the Participant will vest in a portion of the time-based restricted stock units equal to the Target Number of Performance Units multiplied by a fraction, the numerator of which is the number of full months of participation during the Performance Period and the denominator is 36; or
(z)
in all other cases, the Vesting Date will be the last day of the Performance Period if the Participant is still providing services to the Company or any Affiliate (including NorthWestern Energy Group, Inc. or its successor entity) as of such date

Article 6. Earned Units

The number of Units that the Participant will be deemed to have earned (the “Earned Units”) and that are eligible for vesting as of the Scheduled Vesting Date will be determined by the extent to which the Company has satisfied the Performance Goals for the Performance Period as set forth in Appendix A to this Agreement. The portion of the Units subject to this Award that will be deemed Earned Units as of the Scheduled Vesting Date will be determined in accordance with the formulas specified in Appendix A, and in no event will the number of Units that are deemed Earned Units exceed 200% of the Target Number of Performance Units. Any Units subject to this Agreement that are not earned and do not vest as of the Scheduled Vesting Date will be forfeited.

Article 7. Settlement of Units

After any Units vest pursuant to Article 3, 4 or 5, the Company will promptly, but in no event later than the next dividend payment date, cause to be issued and delivered to the Participant (or to the Participant’s estate in the event of the Participant’s death) one Share in payment and settlement of each vested Unit. Notwithstanding the foregoing, in no event will the Shares be issued and delivered later than March 15 of the year following the year in which the Units vest. Delivery of the Shares shall be effected by the delivery of a stock certificate evidencing the Shares, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to the Participant, or by the electronic delivery of the Shares to a brokerage account designated by the Participant, and shall be subject to the tax withholding provisions of Article 10 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units. Upon settlement of the Units, the Participant will obtain, with respect to the Shares received in such settlement, full voting and other rights as a shareholder of the Company. If the Committee determines, in its sole discretion, that a Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company, any unpaid or unsettled Unit will be forfeited by such Participant.

Article 8. Forfeiture and Repayment.

(a) In the event the Participant incurs a Separation from Service for a reason other than those described in Article 4 herein during the Performance Period this entire award will be forfeited, except as otherwise provided in the Plan.

(b) Without limiting the generality of Article 8(a), the Company reserves the right to cancel all Units awarded hereunder, whether or not vested, and require the Participant to forfeit any Shares issued in settlement of the Units and repay all income or gains previously realized upon sale of any such Shares in the event of the occurrence of any of the following events:

(i) termination of Participant’s employment for Cause;

(ii) within one year following any termination of Participant’s employment, the Committee determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a termination of employment for Cause;

(iii) at any time during the Participant’s employment or the twelve month period immediately following any termination of employment, Participant:

(x) publicly disparages the Company, any of its Affiliates or any of its or their officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests or reputation of the Company, any of its affiliates or such individuals; or

(y) violates in any material respect any policy or any code of ethics or standard of behavior or conduct generally applicable to Participant, including the Code of Conduct (defined to include any code of ethics or code of conduct now or hereafter adopted by the Company or any of its Affiliates, including to the extent applicable the Code of Business Conduct, as amended or supplemented from time to time, and the Company’s or subsidiary Risk Management Policies, as amended, supplemented or replaced from time to time); or

(iv) Participant engages in any fraudulent, illegal or other misconduct involving the Company or any of its Affiliates, including but not limited to any breach of fiduciary duty, breach of a duty of loyalty, or interference with contract or business expectancy.

(c) If the Committee determines that the Participant’s conduct, activities or circumstances constitute events described in Article 8(b), in addition to any other remedies the Company has available to it, the Company may in its sole discretion:

(i) cancel any Units awarded hereby, whether or not issued;

(ii) require the Participant to repay any Shares issued upon settlement of the Units; and/or

(iii) require the Participant to repay an amount equal to all income or gain realized in respect of all Shares issued upon settlement of the Units.

There shall be no forfeiture or repayment under Article 8(b) following a Change in Control.

(d) The Committee, in its discretion, shall determine whether a Participant’s conduct, activities or circumstances constitute events described in Article 8(b) and whether and to what extent the Units awarded hereby shall be forfeited by Participant and/or a Participant shall be required to repay an amount pursuant to Article 8(c). The Committee shall have the authority to suspend the payment, delivery or settlement of all or any portion of such Participant’s outstanding Units pending an investigation of a bona fide dispute regarding Participant’s eligibility to receive a payment under the terms of this Agreement as determined by the Committee in good faith.

(e) Participant agrees that the provisions of this Article 8 are entered into in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Agreement, and that, but for Participant’s agreement to the provisions of this Article 8, the Company would not have entered into this Agreement.

The Incentive Award is also subject to the provisions on forfeiture events and clawbacks set forth in Article 21 of the Plan.

Article 9. Dividends

If, during the Performance Period, a cash dividend is declared and paid by the Company with respect to its Shares, the Participant will be credited as of the applicable dividend payment date with an additional number of Units (the “Dividend Units”) equal to (i) the total cash dividend the Participant would have received if the Target Number of Performance Units credited to the Participant under this Agreement as of the related dividend payment record date (including any previously credited Dividend Units) had been actual Shares, divided by (ii) the Fair Market Value of a Share as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number). If, after the Performance Period but before the Shares are issued, a cash dividend is declared and paid by the Company with respect to its Shares, the Participant will be credited as of the applicable dividend payment date a number of Dividend Units equal to (i) the total cash dividend the Participant would have received if the Earned Units (or in the event Article 5(b) applies the Target Number of Performance Units) under this Agreement as of the related dividend payment record date (including any previously credited Dividend Units) had been actual Shares, divided by (ii) the Fair Market Value of a Share as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number). Once credited to the Participant’s account, Dividend Units will be considered Units for all purposes of this Agreement.

Article 10. Tax Withholding

Neither the Company nor any of its Affiliates shall be liable or responsible in any way for the tax consequences relating to the award of Units, their vesting and the settlement of vested Units in Shares. The Participant agrees to determine and be responsible for any and all tax consequences to the Participant relating to the award, vesting and settlement of Units hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the grant, vesting or settlement of the Units, the provisions of Section 19.2 of the Plan regarding the satisfaction of tax withholding obligations shall apply (including any required payments by the Participant).

Article 11. Transferability

The Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative. The terms hereof shall be binding on the executors, administrators, heirs and successors of the Participant.

Article 12. Administration

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended, modified, suspended or terminated from time to time by the Committee, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, in its sole discretion, all of which shall be binding upon the Participant.

Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

Article 13. Miscellaneous

(a) The selection of any employee for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge any Participant at-will, is specifically reserved. Such Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any Award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect such Participant have been complied with as specified herein.

(b) With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent, except as required by law.

(c) Participant shall not have voting rights with respect to the Units. Participant shall obtain voting rights with respect to any Shares issued upon settlement of the Units.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of South Dakota.

(f) Any awards received by Participant are subject to the provisions of the Stock Ownership Guidelines approved by the Board of Directors.

(g) Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the Company.

(h) Severability. In the event any provision of this Agreement shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Black Hills Corporation Participant

_______________________________ _______________________________

Sarah A. Wiltse, Senior Vice President –

Chief Human Resources Officer

Appendix A

Earned Units and Performance Measures

The determination of the number of Units that will be earned and vested as of the Scheduled Vesting Date specified above will be determined as follows:

Proposed 2026-2028 LTIP PSU Metrics and Targets
Performance Metric	Threshold (25%)	Target (100%)	Max (200%)	Metric Weight
rTSR	25th Percentile	50th Percentile	90th Percentile	40%
Average EPS as Adjusted (1) (2)	$____	$____	$____	30%
Average Cost per Customer (2)	$____	$____	$____	20%
Natural Gas Emissions Reduction by 2035	___ miles per year average	___miles per year average	___ miles per year average	10%
(1)
Based on the 2026 budget and the base-case 5-year financial plan (2026–2030), which supports the upper end of our recommended long-term earnings guidance range of 4-6%.
(2)
Threshold and max performance levels are set at +/- 10% from target.

Based on the actual level of achievement of each Performance Measure, the applicable Award Multiplier will be calculated from the table above by determining where the Company’s actual performance falls relative to the Performance Goals specified in the applicable column of the table, and then selecting the corresponding Award Multiplier associated with each Performance Measure. If the actual amount of any of these Performance Measures is between two Performance Goal amounts shown in the applicable column of the table, the corresponding Award Multiplier will be determined by linear interpolation between the two relevant Award Multipliers shown in the table. If the actual amount of any of the Performance Measures for the Performance Period is less than the corresponding Threshold Performance Goal specified in the table, the corresponding Award Multiplier is zero, and if it is greater than the corresponding Maximum Performance Goal specified in the table, the corresponding Award Multiplier will be equal to the percentage specified for the Maximum Performance Goal.

Notwithstanding the foregoing, (i) if absolute TSR is negative during the Performance Period, the total number of Earned Units for the achievement of the Relative TSR Performance Goal will not exceed Target and (ii) if Relative TSR is below Threshold, but absolute TSR is at or above 35%, the Relative TSR Performance Measure will be deemed to be satisfied at Threshold.

The number of Performance Units earned during the Performance Period that will vest as of the Vesting Date will be calculated using the following formula:

[Relative TSR Weighting x (Target Number of Performance Units + Dividend Units credited during the Performance Period and before the Scheduled Vesting Date)] x Relative TSR Award Multiplier

+

i

[Average EPS as Adjusted Weighting x (Target Number of Performance Units + Dividend Units credited during the Performance Period and before the Scheduled Vesting Date)] x Average EPS as Adjusted Award Multiplier

+

[Average Cost per Customer Weighting x (Target Number of Performance Units + Dividend Units credited during the Performance Period and before the Scheduled Vesting Date)] x Average Cost per Customer Award Multiplier

+

[Natural Gas Emissions Reduction by 2035 Weighting x (Target Number of Performance Units + Dividend Units credited during the Performance Period and before the Scheduled Vesting Date)] x Natural Gas Emissions Reduction by 2035 Award Multiplier

where:

• The “Relative TSR Weighting,” “Average EPS as Adjusted Weighting,” “Average Cost per Customer,” “Natural Gas Emissions Reduction by 2035 Weighting” and the applicable “Award Multiplier” are derived from the table above,

• “Target Number of Performance Units” is the number set forth at the beginning of this Agreement; and

• Dividend Units is defined in Section 8 of the Agreement.

Relative TSR Calculation

For this purpose, Total Shareholder Return (TSR) shall be determined as follows (rounded to nearest basis point):

Total Shareholder Return	=	Change in Stock Price + Dividends Paid Beginning Stock Price

Beginning Stock Price shall mean the average closing price (rounded to nearest cent $xx.xx) on the applicable stock exchange of one share of Common Stock for the ten (10) trading days preceding the grant date; Ending Stock Price shall mean the average closing price (rounded to nearest cent $xx.xx) on the applicable stock exchange of one share of stock for the last ten (10) trading days of the Performance Period; Change in Stock Price shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and Dividends Paid shall mean the total of all dividends (unrounded) on one (1) share of stock with Dividend Payable Dates during the Performance Period. Following the TSR determination, the Company’s Percentile Rank shall be determined as follows:

Percentile Rank shall be determined by listing from highest TSR to lowest TSR each company in the Peer Index (excluding the Company) as described on Appendix B. The top company would have a one hundred percentile (100%) rank and the bottom company would have a zero percentile (0.0%) rank. Each company in between would be one hundred divided by n minus one (100/(n-1)) (rounded to nearest basis point - x.xx%) above the company below it, where “n” is the total number of companies in the Peer Index. The Company percentile rank would then be interpolated based on the Company TSR, resulting in the Company’s Relative TSR.

If the Company’s or any Peer Index company’s stock splits (or if there are other similar subdivisions, consolidations or changes in such company’s stock or capitalization), such company’s

TSR performance will be proportionately adjusted for the stock split or other change so as not to give an advantage or disadvantage to such company by comparison to the other Peer Index companies.

Average EPS as Adjusted Calculation

Average EPS as Adjusted is defined as diluted earnings per share calculated in accordance with GAAP, adjusted for material, non-recurring events (such as impairment charges, one-time events, external acquisition costs, changes to accounting rules, etc.).

Average Cost per Customer Calculation

Average Cost per Customer is defined as the average of the total non-fuel operations and maintenance (O&M) expense, excluding depreciation and taxes other than income, divided by the total number of customers as of December 31 of the prior year.

Natural Gas Emissions Reduction by 2035

Natural Gas Emissions Reductions by 2035 is defined as the average number of line miles of cathodically unprotected main pipeline that is removed from our distribution system during the performance period.

Appendix B

Companies Included in the Performance Peer Group for Relative TSR Performance Purposes, Excluding Black Hills Corporation

The Performance Peer Group for Relative TSR performance purposes consist of all companies approved by the Compensation Committee of Black Hills Corporation on October 28, 2025. In the event a member of the Performance Peer Group is impacted by M&A activity during the performance period, the member shall be removed from the Performance Peer Group upon announcement of the transaction. If the Performance Peer Group drops below 12 members, the Compensation Committee of Black Hills Corporation may in its sole discretion modify the Performance Peer Group.

Companies included in the Performance Peer Group for Relative TSR performance purposes at the beginning of the Performance Period, excluding Black Hills Corporation, are listed below:

ALLETE, Inc. ALE

Alliant Energy Corporation LNT

Ameren Corporation AEE

Atmos Energy Corporation ATO

Avista Corporation AVA

CMS Energy Corporation CMS

Hawaiian Electric Industries, Inc. HE

IDACORP, Inc. IDA

MDU Resources Group, Inc. MDU

MGE Energy, Inc. MGEE

New Jersey Resources Corporation NJR

NiSource Inc. NI

Northwest Natural Holding Company NWN

NorthWestern Energy Group, Inc. NWE

OGE Energy Corp. OGE

ONE Gas, Inc. OGS

Pinnacle West Capital Corporation PNW

Portland General Electric Company POR

Southwest Gas Holdings, Inc. SWX

Spire Inc. SR

TXNM Energy, Inc. TXNM